Exhibit 99.1

OS Therapies Announces Closing of $6 Million Private Placement

●	Funding expected to provide cash runway into 2026

●	98% of investment in private placement from Pre-IPO and/or IPO investors

●	Data update from OST-HER2 Phase 2b clinical trial in recurrent, resected metastatic osteosarcoma to be announced during week of JP Morgan Healthcare Conference 2025

●	Company remains eligible to be awarded Priority Review Voucher (PRV) by US FDA as a result of receiving rare pediatric designation for OST-HER2 in osteosarcoma in 2021

NEW YORK, NY, December 31, 2024 (BUSINESS WIRE) -- OS Therapies, Inc. (NYSE-A: OSTX) (“OS Therapies” or the “Company”), a clinical-stage cancer immunotherapy and antibody drug conjugate biotechnology company, today announced the closing of a private placement financing, raising approximately $6 million in gross proceeds for the Company, before deducting offering-related expenses. The Company intends to use the proceeds from the private placement for working capital, primarily focused on the clinical and regulatory milestones to support commercialization of the Company’s lead therapeutic candidate OST-HER2 in the recurrent, resected metastatic osteosarcoma in the United States in 2025, and for general corporate purposes. The US FDA has granted OST-HER2 rare pediatric disease, fast track and orphan drug designations for osteosarcoma.

“The Company expects the capital raised in this financing to allow it to operate into 2026, by which time the Company believes it will have delivered the necessary clinical data and other Biologics License Authorization-enabling requirements to be granted authorization by the US Food & Drug Administration to begin commercialization of OST-HER2 for the prevention of recurrent, resected metastatic osteosarcoma in the United States,” said Paul Romness, MHP, Chairman & CEO of OS Therapies. “If we are successful in achieving this mission, not only will we change the lives of families afflicted by this devastating childhood cancer, the Company would also be granted a priority review voucher (PRV), currently valued at approximately $150 million, that would further capitalize the Company to allow it expand the clinical development of OST-HER2 into other HER2 positive cancers such as breast cancer and/or colorectal cancer.”

The US FDA granted OST-HER2 rare pediatric disease designation for osteosarcoma in 2021. The US FDA rare pediatric disease PRV program aims to incentivize drug development for rare pediatric diseases. Under this voucher program, a sponsor who receives an approval for a drug or biological product for a rare pediatric disease qualifies for a voucher that can be redeemed to receive priority review for a different product. The sponsor may also transfer or sell the voucher to another sponsor. OS Therapies intends to sell the PRV it would earn upon receiving approval of OST-HER2 for recurrent, resected metastatic osteosarcoma. The most recent publicly disclosed sale price of a PRV was on November 27th, 2024 when PTC Therapeutics announced selling its PRV to Kebilidi for $150M. With emerging scarcity in the PRV market, the Company expects the value of PRVs to increase going forward. The maximum sale price of a PRV was in 2015 when AbbVie bought a priority review voucher from United Therapeutics for $350 million.

The most recent continuing resolution (CR) negotiations in the US House of Representatives failed to reauthorize the PRV program for pediatric cancers such as osteosarcoma. Despite this, as a result of OS Therapies’ having been granted OST-HER2’s rare pediatric disease designation prior to December 20, 2024 in addition to the Company’s aim to receive an approval for OST-HER2 in the rare pediatric disease osteosarcoma in 2025, prior to the September 30, 2026 deadline, OS Therapies remains eligible to receive the PRV upon approval of OST-HER2 in recurrent, resected metastatic osteosarcoma.

The Company sold 1.5 million units at a price of $4.00 per unit, with each unit consisting of one share of Series A Senior Convertible Preferred Stock (the “Preferred Stock”) convertible into one share of common stock and one warrant to purchase one share of common stock. The conversion price of the Preferred Stock into shares of common stock is $4.00 and the exercise price of the warrants is $4.40 per share.

Brookline Capital Markets, a division of Arcadia Securities, LLC, served as placement agent and Ceros Financial Services, Inc. was engaged as a selected dealer to the placement agent.

The securities sold in the private placement, as well as the common stock into which the securities are convertible or exercisable into, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement with the Securities and Exchange Commission (the SEC”) registering the resale of the shares of common stock underlying the securities issued in this private placement (the “Resale Shares”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Resale Shares under the resale registration statement will only be made by means of a prospectus.

For more information, please see the Company’s website at www.ostherapies.com.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. The Company has completed enrollment for a 41-patient Phase 2b clinical trial of OST-HER2 in resected, recurrent osteosarcoma, with results expected in the fourth quarter of 2024. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing strong preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma. In addition, OS Therapies is advancing its next generation Antibody Drug Conjugate (ADC) platform, known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone linker technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts included in this press release, including, but not limited to, the intended uses of the proceeds from the private placement, are forward-looking statements. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, uncertainties related to the expected duration over which the Company’s cash, cash equivalents and short-term investments balances will fund its operations; the approval of OST-HER2 by the US FDA and grant of a priority review voucher and other risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2024, as amended on November 27, 2024, and other subsequent documents we file with the SEC, including but not limited to our Quarterly Reports on Form 10-Q. Forward-looking statements reflect our analysis only on their stated date, and OS Therapies takes no obligation to update or revise these statements except as may be required by law.

Contacts

Jack Doll

+1-410-297-7793

Irpr@ostherapies.com